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                                    EXHIBIT 5

                    OPINION AND CONSENT OF PAMELA C. McGUIRE


                                October 28, 2002

The Board of Directors
The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York  10589


        Re: The Pepsi Bottling Group, Inc. Registration Statement for Offering of an Aggregate of 18,000,000 Shares of Common Stock


Dear Ladies and Gentlemen:

         I have acted as general counsel to The Pepsi Bottling Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 18,000,000 shares of common stock of the Company (the "Shares") under the PBG 2002 Long-Term Incentive Plan (the "Plan").

         I, or other attorneys employed by the Company, have reviewed such corporate records, other documents and such questions of law and fact as we have considered necessary or appropriate for the purposes of this opinion.

         Based on such review, I am of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) in accordance with the terms of the Plan and any award agreement thereunder, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

         This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                                 Very truly yours,

                                                 /s/ Pamela C. McGuire